Exhibit 99.1

Contact:

AtriCure, Inc.

Andy Wade

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Investor Relations Contact

Lynn Pieper

Westwicke Partners

(415) 202-5678

lynn.pieper@westwicke.com

AtriCure Reports Third Quarter 2015 Financial Results

•	Revenue of $31.4 million – up 17.8% as reported, 20.6% constant currency
•	U.S. sales of $24.7 million – up 23.0%
•	International sales of $6.7 million – up 2.1% as reported, 13.2% constant currency

WEST CHESTER, Ohio – October 27, 2015 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage management, today announced third quarter 2015 financial results.

“We are pleased with our performance in the third quarter and excited about our prospects for sustained growth,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “With our recent release of CryoForm in the EU, our acquisition of nContact and our strong product and clinical pipeline, we are well positioned to continue addressing the large and expanding market opportunities ahead of us. We remain focused on our goal of expanding treatment of atrial fibrillation and improving patients’ lives.”

Third Quarter 2015 Financial Results

Revenue for the third quarter of 2015 was $31.4 million, an increase of $4.7 million or 17.8% (20.6% on a constant currency basis), compared to third quarter 2014 revenue. Domestic revenue increased 23.0% to $24.7 million, driven by strong sales of ablation-related open-heart products, ablation-related minimally invasive products, and AtriClip products. International revenue was $6.7 million, an increase of $0.1 million or 2.1% (13.2% on a constant currency basis) compared to $6.6 million for the third quarter of 2014. International revenue growth was driven primarily by increases in product sales in Asia and the United Kingdom which offset the decline in the Euro-Dollar exchange rate between quarters.

Gross profit for the third quarter of 2015 was $22.5 million compared to $18.9 million for the third quarter of 2014. Gross margin for the third quarter of 2015 and 2014 was 71.5% and 70.8%, respectively.

Operating expenses for the third quarter of 2015 increased 45.2%, or $8.9 million, compared to the third quarter of 2014. The increase in operating expenses was driven primarily by an increase in selling, clinical, marketing, and training expenses and the favorable impact of the fair value adjustment of Estech contingent consideration recorded during the three months ended September 30, 2014.

Loss from operations for the third quarter of 2015 was $6.1 million, compared to $0.8 million for the third quarter of 2014. Adjusted EBITDA, a non-GAAP measure, was a loss of $2.2 million for the third quarter of 2015, compared to a $3.2 million loss for the third quarter of 2014. Net loss per share was $0.22 for the third quarter of 2015 and $0.02 for the third quarter of 2014.

2015 Outlook

Management projects that 2015 revenue will be in the range of $129.5 million to $130.5 million, which represents an increase of 20% to 21% over 2014 (22% to 24% on a constant currency basis), including the impact of the nContact transaction.

Management projects adjusted EBITDA, a non-GAAP measure, to be a loss in the range of $10 million to $12 million for 2015, including the impact of the nContact transaction. For a reconciliation of this non-GAAP measure to its directly comparable GAAP measure, see attached financial tables.

2016 Outlook

For 2016, AtriCure projects consolidated revenue growth of 25%. For 2016, adjusted EBITDA loss is expected to increase over 2015 due to integration, commercial expansion and clinical costs resulting from the nContact transaction, with the impact slowing in 2017. The company expects to be adjusted EBITDA positive for full year 2018.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Tuesday, October 27, 2015 to discuss its third quarter 2015 financial results. A live webcast of the conference call will be available online on the Investor page of AtriCure’s corporate website at www.atricure.com. You may also access this call through an operator by calling (855) 307-9214 for domestic callers and (330) 863-3275 for international callers using conference ID number 54944096.

The webcast will be available on AtriCure’s website and a telephonic replay of the call will be available through November 3, 2015. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. The conference ID number is 54944096.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company providing innovative atrial fibrillation (Afib) solutions designed to produce superior outcomes that reduce the economic and social burden of atrial fibrillation. AtriCure’s Synergy™ Ablation System is the first and only surgical device approved for the treatment of persistent and longstanding persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip left atrial appendage management (LAAM) exclusion device is the most widely sold device worldwide that’s indicated for the occlusion of the left atrial appendage. The company believes cardiothoracic surgeons are adopting its ablation and LAAM devices for the treatment of Afib and reduction of Afib related complications such as stroke. Afib affects more than 33 million people worldwide. For more information visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates (including projections and guidance), other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, AtriCure’s ability to retain and attract key employees, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, AtriCure’s ability to continue to be in compliance with applicable U.S. federal and state and foreign government laws and regulations, AtriCure’s ability to consummate acquisitions or, if consummated, to successfully integrate acquired businesses into AtriCure’s operations, AtriCure’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings, failure of an acquisition or acquired company to achieve its plans and objectives generally, risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results, AtriCure’s ability to raise the capital that may be required to accomplish the foregoing, competition from existing and new products and procedures, including the development of drug or catheter-based technologies, or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, fluctuations in exchange rates for future sales denominated in foreign currency, which represent a majority of AtriCure’s sales outside of the United States, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Domestic Revenue:
Open-heart ablation	$13,041	$11,265	$39,043	$32,498
Minimally invasive ablation	5,011	3,933	14,415	11,774
AtriClip	5,927	4,285	17,716	11,856
Total ablation and AtriClip	23,979	19,483	71,174	56,128
Valve tools	686	577	2,158	1,978
Total domestic	24,665	20,060	73,332	58,106
International Revenue:
Open-heart ablation	4,092	4,150	12,396	12,175
Minimally invasive ablation	1,945	1,804	5,771	5,773
AtriClip	598	543	2,058	1,390
Total ablation and AtriClip	6,635	6,497	20,225	19,338
Valve tools	123	121	335	595
Total international	6,758	6,618	20,560	19,933
Total revenue	31,423	26,678	93,892	78,039
Cost of revenue	8,945	7,786	26,562	22,709
Gross profit	22,478	18,892	67,330	55,330
Operating expenses:
Research and development expenses	6,504	5,033	17,975	13,603
Selling, general and administrative expenses	22,101	14,662	65,445	53,308
Total operating expenses	28,605	19,695	83,420	66,911
Loss from operations	(6,127)	(803)	(16,090)	(11,581)
Other (expense) income, net	(8)	341	(188)	750
Loss before income tax expense	(6,135)	(462)	(16,278)	(10,831)
Income tax expense	6	4	20	36
Net loss	$(6,141)	$(466)	$(16,298)	$(10,867)
Basic and diluted net loss per share	$(0.22)	$(0.02)	$(0.60)	$(0.42)
Weighted average shares used in computing net loss per share:
Basic and diluted	27,462	26,915	27,190	26,185

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$48,426	$59,649
Accounts receivable, net	16,643	17,558
Inventories	16,567	14,257
Other current assets	2,477	2,044
Total current assets	84,113	93,508
Property and equipment, net	27,455	11,552
Long-term investments	10,381	8,894
Goodwill and intangible assets, net	43,356	44,264
Other noncurrent assets	337	186
Total assets	$165,642	$158,404
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$25,494	$21,662
Other current liabilities and current maturities of capital leases	13,571	3,981
Total current liabilities	39,065	25,643
Capital leases	68	74
Other noncurrent liabilities	1,025	149
Total liabilities	40,158	25,866
Stockholders' equity:
Common stock	28	28
Additional paid-in capital	280,668	271,282
Accumulated other comprehensive loss	(490)	(348)
Accumulated deficit	(154,722)	(138,424)
Total stockholders' equity	125,484	132,538
Total liabilities and stockholders' equity	$165,642	$158,404

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(16,298)	$(10,867)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	6,533	5,704
Depreciation and amortization of intangible assets	4,212	3,471
Amortization of deferred financing costs	46	99
Loss on disposal of property and equipment	83	11
Realized loss from foreign exchange on intercompany transactions	333	—
Amortization/accretion on investments	472	322
Change in allowance for doubtful accounts	55	73
Change in value of contingent consideration	—	(8,032)
Other	—	95
Changes in operating assets and liabilities
Accounts receivable	571	(1,785)
Inventories	(2,461)	(4,555)
Other current assets	(449)	833
Accounts payable and accrued liabilities	2,738	(4,143)
Other non-current assets and liabilities	403	(813)
Net cash used in operating activities	(3,762)	(19,587)
Cash flows from investing activities:
Purchases of available-for-sale securities	(19,525)	(31,412)
Sales and maturities of available-for-sale securities	29,174	14,614
Purchases of property and equipment	(8,287)	(4,389)
Increases in property under build-to-suit obligation	(9,128)	—
Net cash used in investing activities	(7,766)	(21,187)
Cash flows from financing activities:
Net proceeds from sale of stock	—	65,830
Payments on debt and capital leases	(36)	(6,362)
Increases in build-to-suit obligation	9,128	—
Proceeds from tax incentive loan	340
Payment of debt fees and premium on retirement of debt	(62)	(181)
Proceeds from stock option exercises	2,421	1,657
Shares repurchased for payment of taxes on stock awards	(650)	(198)
Proceeds from issuance of common stock under employee stock purchase plan	906	708
Net cash provided by financing activities	12,047	61,454
Effect of exchange rate changes on cash and cash equivalents	(189)	(46)
Net increase in cash and cash equivalents	330	20,634
Cash and cash equivalents - beginning of period	28,384	14,892
Cash and cash equivalents - end of period	$28,714	$35,526

Supplemental cash flow information:
Cash paid for interest	$4	$113
Cash paid for income taxes	20	146
Noncash investing and financing activities:
Accrued purchases of property and equipment	2,442	2,572
Assets acquired through capital lease	50	8

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net loss, as reported	$(6,141)	$(466)	$(16,298)	$(10,867)
Income tax expense	6	4	20	36
Other expense (income), net (a)	8	(341)	188	(750)
Depreciation and amortization expense	1,519	1,254	4,212	3,471
Share-based compensation expense	2,392	1,716	6,533	5,704
Change in fair value of contingent consideration	—	(5,370)	—	(8,032)
Non-GAAP adjusted loss (adjusted EBITDA)	$(2,216)	$(3,203)	$(5,345)	$(10,438)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
(a) Other includes:
Net interest income (expense)	$40	$3	$91	$(226)
Grant income	—	231	35	731
Gain (loss) due to exchange rate fluctuation	(48)	(51)	(257)	(30)
Non-employee stock option income (expense)	—	158	(57)	275
Other (expense) income, net	$(8)	$341	$(188)	$750